NEWS                                                        [BAUSCH & lOMB LOGO]


                                                       ONE BAUSCH & LOMB PLACE
                                                       ROCHESTER, NY  14604-2701

For further information contact:
--------------------------------
Holly Houston                       Judith Wilkinson
716-338-8064 office                 Joele Frank, Wilkinson Brimmer Katcher
800-405-5314 pager                  212-355-4449 ext. 112
716-473-7104 home

         BAUSCH & LOMB PROPOSES TO ACQUIRE SPECIALTY CONTACT LENS MAKER,
            WESLEY JESSEN VISIONCARE, INC. FOR $34 PER SHARE IN CASH
                    Proposal is superior to Wesley Jessen's
                 recently announced merger with Ocular Sciences

FOR RELEASE THURSDAY, MARCH 23, 2000
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     ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL), the preeminent global technology-based healthcare company for the eye, has announced that it has sent a letter this morning to Wesley Jessen Chairman, President and Chief Executive Officer Kevin Ryan, proposing to acquire Wesley Jessen VisionCare, Inc. (Nasdaq:WJCO) for $34 per share in cash, for an equity value of approximately $600 million. This cash price represents a premium of 37 percent over yesterday's closing price for the Des Plaines, Illinois-based company's common stock. The transaction is expected to be accretive to Bausch & Lomb's earnings per share in 2001 and is not subject to any financing contingencies.

     "The strategic and financial advantages of combining our two companies are too compelling to ignore," said Bausch & Lomb Chairman and Chief Executive Officer William M. Carpenter. "The acquisition will enhance our vision care business by adding the strongest cosmetic tinted contact lens franchise to what is already the industry's broadest portfolio of world-class contact lens products.

     "Bausch & Lomb will greatly expand the global reach of Wesley Jessen's products, while Wesley Jessen will strengthen Bausch & Lomb's U.S. business," Carpenter continued. "Our offer is clearly superior and more beneficial to Wesley Jessen shareholders than the proposed no-premium merger between Wesley Jessen and Ocular Sciences."

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

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THE FULL TEXT OF THE LETTER IS AS FOLLOWS:
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     March 23, 2000

     Mr. Kevin Ryan
     Chairman, President and Chief Executive Officer
     Wesley Jessen VisionCare Inc.
     333 East Howard Avenue
     Des Plaines, IL  60018-5903

     Dear Kevin:

     As I am sure you can appreciate, we at Bausch & Lomb were surprised and disappointed to read in the news on Monday morning that Wesley Jessen had entered into an at-market transaction with Ocular Sciences. In light of our discussions over the past few weeks with you and the clear willingness we demonstrated to pay a substantial premium to the shareholders of Wesley Jessen, we fail to understand why you would enter into a business combination transaction without any premium to the shareholders of Wesley Jessen, rather than a transaction with Bausch & Lomb which not only makes greater business sense for your company but offers vastly superior economics to your shareholders.

     Based upon the persuasive business rationale for combining our companies and on the exciting synergy opportunities presented, both of which you and your team embraced emphatically at our meeting on February 28, 2000, we have concluded that the strategic and financial advantages of combining our two companies are too compelling to ignore. We believe that the interests of every Wesley Jessen constituency would be enhanced by a transaction with Bausch & Lomb: your shareholders would obtain the best possible price for their shares in the company, your customers would reap the benefits of our complementary product offerings and heightened efficiencies, and your business partners, suppliers and the communities you support would enjoy a continued and strengthened relationship with a stronger, dynamic and creative company, a proven global leader in the vision care field. In addition, we have developed great respect for your management, and believe that the management teams and employees of both of our companies will have the opportunities and benefits associated with being part of a larger, stronger and more diversified company.

     Accordingly, Bausch & Lomb is offering to acquire Wesley Jessen in a cash transaction in which your shareholders would receive $34.00 in cash for each share they own, or approximately $600 million in total consideration. This price represents approximately a 37% premium to Wesley Jessen's current share price. We believe that this is a full and fair price that fairly reflects the benefits to be obtained from a combination of our businesses and presents a unique and compelling opportunity for the shareholders of Wesley Jessen. We have discussed this proposal with our Board of Directors and have their enthusiastic support.


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

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     Given Bausch & Lomb's strong financial condition, the proposed transaction would not be subject to any financing contingencies. In addition, we are highly confident that a Bausch & Lomb/Wesley Jessen transaction would be pro-competitive because the combined company could offer a broader line of products on a cost-effective basis and would therefore be a stronger competitor in a highly competitive global market. As a result, we strongly believe that our transaction can be completed and the $34.00 per share in cash delivered to your shareholders on at least as timely a basis as a Ocular Sciences deal.

     We are convinced that the combination of our companies would provide the best possible transaction for you with the most attractive premium for your shareholders. It is our strong preference to negotiate a transaction that has the support of your Board of Directors. Given the clear superiority of our offer to the proposed Ocular Sciences transaction, we would like to meet with you and your advisors as soon as possible to finalize a definitive agreement between our companies.

     We are committed to bringing a mutually beneficial Bausch & Lomb/Wesley Jessen combination to a successful conclusion and would be willing to discuss any aspect of our proposal with you.

     Sincerely,

     /s/ William M. Carpenter
     WMC:lm

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     Bausch & Lomb has retained Warburg Dillon Read LLC to act as its financial advisor and Wachtell, Lipton, Rosen & Katz as counsel.

                                           # # #
CF10-0300

Investor Relations Contact:
Angela Panzarella
716-338-6025 office

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This release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the SEC.
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Bausch & Lomb Incorporated is the preeminent global technology-based healthcare company for the eye, dedicated to helping consumers SEE, LOOK and FEEL better through innovative technology and design. Its core businesses include soft and rigid gas permeable contact lenses, lens-care products, ophthalmic surgical and pharmaceutical products. The company is advantaged with some of the most respected brands in the world starting with its name, Bausch & Lomb(R), and including SofLens66(TM), PureVision(TM) Boston(R), ReNu(R), and Storz(R). Founded in 1853 in Rochester, N.Y., where it continues to have its headquarters, the company has pro-forma annual revenues of approximately $1.8 billion and employs approximately 12,000 people in 35 countries. Bausch & Lomb products are available in more than 100 countries around the world. Additional information about the company can be found on Bausch & Lomb's Worldwide Web site at http://www.bausch.com.